Exhibit 99.1

Paycor Announces Pricing of Initial Public Offering

CINCINNATI, July 20, 2021 — Paycor HCM, Inc. (Paycor) today announced the pricing of its initial public offering of 18,500,000 shares of its common stock at a price to the public of $23.00 per share. The shares are expected to begin trading on the Nasdaq Global Select Market (Nasdaq) under the ticker symbol “PYCR” on July 21, 2021, and the offering is expected to close on July 23, 2021, subject to customary closing conditions. In addition, Paycor has granted the underwriters a 30-day option to purchase up to an additional 2,775,000 shares of common stock at the initial public offering price less underwriting discounts and commissions.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as lead bookrunning managers for the offering. Jefferies LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are also acting as book-running managers for the offering. Robert W. Baird & Co. Incorporated, Cowen and Company, LLC, JMP Securities, LLC, Needham & Company, LLC, Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated and Truist Securities, Inc. are acting as book-running managers for the offering. Fifth Third Securities, Inc. and Roberts & Ryan Investments, Inc. are acting as co-managers for the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866- 803-9204 or email at Prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Paycor

Paycor creates Human Capital Management (HCM) software for leaders who want to make a difference. Our HCM platform modernizes every aspect of people management, from the way you recruit, onboard and develop people, to the way you pay and retain them. But what really sets us apart is our focus on business leaders. For 30 years, we’ve been listening to and partnering with leaders, so we know what they need: HR technology that saves time, powerful analytics that provide actionable insights and dedicated support from HR experts. That’s why more than 40,000 medium & small businesses trust Paycor to help them solve problems and achieve their goals.

For More Information:

Media Relations:

Katy Bunn

(513) 338-2398

pr@paycor.com

Investor Relations:

Brian Denyeau

ICR, LLC

(646) 277-1251

ir@paycor.com